PDL BioPharma™







First Quarter 2012 Financial Results Conference Call

May 3, 2012

Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire royalty-related assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Bruce Tomlinson: VP & Chief Financial Officer

- More than 20 years of financial management experience
- Most recently chief accounting officer, vice president of finance and corporate controller of InterMune
- Experience in convertible debt transactions, tax structuring and financial negotiations for partnering
- B.A. in economics and a CPA
- Will start with PDL on June 11, 2012

First Quarter 2012 Overview

	Quarter Ended March 31 (In thousands, except per share amounts)	
	2012	2011
Royalty revenues	$ 77,344	$ 73,336
G&A Expenses	6,945	5,779
Operating income	70,399	77,557
Interest expense	(8,700)	(9,154)
Income before income taxes	61,789	68,578
Income tax expense	21,605	24,033
Net income	40,184	44,545
Net income per share - Basic	$0.29	$0.32
Net income per share - Diluted	$0.29	$0.25

	March 31, 2012	Dec. 31, 2011
Cash, cash equivalents and investments	$192,512	$227,946
Total assets	$234,963	$269,471
Total debt carrying value	$371,772	$409,985

First Quarter 2012 Non-GAAP EPS

	Quarter Ended March 31 (In thousands, except per share amounts)	
	2012	2011
Net income	$40,184	$44,545
Add Back:		
Amortization of debt, net of estimated taxes	1,596	-
Interest expense	27	1,275
Non-GAAP income used to compute non-GAAP net income per diluted share	**$41,807**	**$45,820**
Shares used to compute non-GAAP net income per diluted share	**140,204**	**184,954**
Non-GAAP net income per diluted share	**$0.30**	**$0.25**



Non-GAAP Diluted EPS
0.40
0.30
0.20
0.10
0.00
0.25
0.30
1Q11
1Q12

First quarter net income per diluted share is higher in 2012 when compared to 2011 because we eliminated 44.8 million potentially dilutive shares from the diluted earnings per share calculation by restructuring two of our convertible notes in 2011 and early 2012 to "net share settle."

PDL BioPharma

Convertible Note Conversion Rates

► In connection with the March 14, 2012 dividend payment, the conversion rates for our convertible notes increased as follows:

Convertible Notes	Conversion Rate per $1,000 Principal Amount	Approximate Conversion Price Per Common Share	Effective Date	Principal Balance Outstanding
May 2015 Notes	139.2165	$ 7.18	March 5, 2012	$ 155,250,000
Series 2012 Notes	159.098	$ 6.29	March 5, 2012	$ 179,000,000
February 2015 Notes	159.098	$ 6.29	March 8, 2012	$ 1,000,000

Ex-US Manufacturing & Sales

- **Roche is moving some manufacturing ex-US which may result in higher royalties to PDL due to the flat 3% royalty for Genentech Products made and sold ex-US**
  - Current production at Penzburg (Herceptin) and Basel (Avastin) plants
    - In June 2011, Roche completed 191 million SFr upgrade and expansion of Penzberg facility
  - Two new plants in Singapore (CHO = antibody and e. coli = antibody fragment)

Percent of Net Worldwide Sales



80%
70%
60%
50%
40%
30%
20%
10%
0%
56%
19%
53%
28%
57%
27%
73%
43%
68%
26%
70%
35%
Q3-2011
Q4-2011
Q1-2012
Q3-2011
Q4-2011
Q1-2012
Avastin
Herceptin
Ex-US Sales
Ex-US Manufacturing & Sales
As reported to PDL by its licensee

PDL BioPharma

Investment Highlights

- **Strong historic revenue growth from approved products**
- **Potential for additional indications from existing products, new product approvals and purchase of new revenue generating assets**
- **Potential to grow and diversify revenues with the addition of new royalty assets**
- **Significantly reduced expenses with no R&D burn**
- **Liquidity – volume averages 1.5 million shares/day**
- **Return to stockholders**
  - 2011: paid regular, quarterly dividends totaling $0.60/share
  - 2012: paid regular, quarterly dividend of $0.15/share on March 14, and will pay the same amount in dividends on June 14, September 14 and December 14